Exhibit 10.7

AMENDMENT NO. 1 TO THE

CONTINENTAL BUILDING PRODUCTS, INC.

2014 STOCK INCENTIVE PLAN

Pursuant to the authority granted to the Board of Directors of Continental Building Products, Inc. under the Continental Building Products, Inc. 2014 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective as of May 5, 2015:

1. Section 16 of the Plan is amended to read in its entirety as follows:

16.	Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (i) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (ii) a Participant may transfer or assign an Award as a gift to an entity wholly owned by such Participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

Except as modified hereby, the Plan shall remain in full force and effect and unmodified.